EXHIBIT  7.3

CONSULTING  AGREEMENT

     THIS AGREEMENT is made this nineteenth day or September, 1999 by and between Gold Crown Holdings, Ltd., a British Virgin Islands Corporation "Company" and Langley Investment Advisory Group, a Florida Corporation "Consultant".


                              RECITALS


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A.          The Consultant is familiar with: (i) the business of the Company, in this  case;
(ii) the business of owning non-majority blocks of stock in public companies for investment purposes relating to the internet and financial sectors;

B. The Company desires that the Consultant provide to the Company, and the Consultant desires to provide to the Company, business advice, identifying potential acquisition and mergers, potential financing sources, future new client's, strategic partner planning and consultation to oversee the investment, and

C. The parties hereto desire to enter into a Consulting Agreement in the terms hereafter set forth and for the purposes set forth herein.


                              AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:


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1.          Incorporation  of  recitals.     The  recitals  set  forth above are
incorporated  herein
and  made  a  part  hereof  as  if  fully  set  forth  herein.

2.          Definitions.     In  this  Agreement:

          (a) "Confidential Information" means any information or trade secrets that the consultant learns or develops during the term of this Agreement that derives independent economic value from not being generally known or readily ascertainable by proper means by other persons who can obtain economic value.

          (b)  "Company"  means  Company,  and/or  any  subsidiary or divisions.

3. Consultant Services. The Consultant shall provide consulting services hereafter enumerated to the Company for the period commencing on September 19, 1999 and continuing through September 19, 2004, at which time this Agreement shall terminate unless the parties hereto, through endorsements on the last page of this Agreement, agree to continue this Agreement for a successive five (5) year period. Consultant shall be available provide such services as are reasonably required by the Company, including but not limited with interfacing with the executives of the companies that Company owns blocks of stock in.

4. Compensation. The Company shall pay to Consultant for the services rendered hereunder a fee of $25,000.00 per month from Company.

5.          Scope of Services.     During the term of this Agreement, Consultant
shall
provide  consulting  services  including  but  limited  to  the  following:

          (a) Review of the Company's monthly financial information including balance sheets, income statements, forecasts, budgets and general corporation information;

          (b) Preparation fore the board of director committee meetings, including audit, investment, nominating and ad hoc committee meetings;

          (c) Review board matters and committee assignments with individual directors of the Company;

          (d) Review accounting policies of the Company, including taxes with the Company auditors;

          (e) Review in depth the Company's legal matters including issues, correspondence and attorney's legal bills;

          (f) Review legislation, state audits, FCC compliance, SEC compliance and industry information on a monthly basis;

          (g)  Review  periodically  key  personnel  and  organizational issues;

          (h) Interface with key executives of companies that Company owns blocks of stock in;

          (i)  Represent  the  Company  at  social  functions  when appropriate.

          (j) Identify the Company's merger and acquisition strategies, including evaluation of targets and structuring the transaction,

          (k) Assist in the Company's corporate financing activities, including debt and equity transactions,



          (l) Identify and evaluate the underwrites for the Company's securities offering in the United States and Europe.

6. Relationship. The relationship between Company and Consultant created by this agreement shall be that of an independent contractor. The Consultant is not by virtue of this

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agreement  and  shall not for any purpose be deemed to be hereunder, an officer, employee, agent, or affiliate of the Company. The services rendered by Consultant pursuant to this agreement do not include the services of an "investment advisor" as the term is defined under the United States Federal or State laws.
7. Confidential Information. Consultant shall not use or disclose Confidential Information, directly or indirectly, for the benefit of any other than the Company, either during or after the term of this Agreement, for as long as the information retains the characteristics described in paragraph 2(a),

8. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by arbitration in Los Angeles, California before three arbitrators in accordance with the commercial Rules of the American Arbitration Association. The arbitrators shall be selected in accordance with said Rules. Judgment upon the award rendered by the arbitrators shall be final and binding on the parties, not subject to any appeal and may be entered in any court having jurisdiction thereof. The laws of the State of California, including its procedural laws, shall control said arbitration proceeding and the interpretation of this Agreement. The arbitrators shall decide on the matter of costs of the arbitration, including costs enforcement of judgment upon the award, and may award reasonable attorney's fees and costs.

9. Enforcement. In the event of a breach in any one or more of the provisions of this
Agreement by Company or Consultant, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred in enforcing the terms of this Agreement, including reasonable attorneys' fees, in addition to any damages or other relief that may be awarded for such breach.

10. Severability. In the event that any provision of this Agreement is invalid or unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions. To the extent that any provision of the Agreement is unenforceable because it is over-broad, that provision shall be limited to the extent required by applicable law and enforced as so limited.

11.     Transferability.   The  rights  and obligations or Company hereunder may
be  transferred  to
its successors and assigns. Consultant may not, however, transfer or assign his rights or obligations in this Agreement.



12. Survival of Certain Terms. The provisions of paragraph 7, shall survive the termination and/or expiration of this Agreement and may be enforced by either of the parties hereto, as their respective interests may appear, according to the terms of said paragraphs following such termination or

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expiration.

13. Amendment and Termination. This Agreement may be amended only by agreement in writing signed by the parties hereto. This agreement may be terminated by agreement in writing signed by the parties hereto and shall automatically terminate at the expiration of the initial six (6) year term of this Agreement or at the expiration of any renewal term unless extended by the parties hereto as provided herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

               Gold  Crown  holdings,  Ltd.

               By:   (Signature)

                                        Langley  Investment Advisory Group, Inc.

               By:  (Signature)
                       Richard  H.  Langley,  Jr.,  President